TRIBAND ENTERPRISE CORP.

(the "Company")

Vancouver, BC May 30th, 2002.
FOR IMMEDIATE RELEASE

CDNX Symbol **TRD**

AMENDED FILING OF QUARTERLY REPORTS

At the request of the British Columbia Securities Commission, the Company has filed with SEDAR, amended financial reports for the periods ended November 30, 2000; February 28, 2001; May 31, 2001; and, August 31, 2001. The Company has also filed amended Schedules B and amended Schedules C, Management Discussion and Analysis for these periods.

These amendments are made to reflect updated disclosure with respect to the Company and its activities.

ON BEHALF OF THE BOARD

"GARY FREEMAN"
President

For further information, please contact Gary Freeman at (604) 331-0096.

THE CDNX HAS NEITHER APPROVED NOR DISAPPROVED THE CONTENT OF THIS NEWS RELEASE